N E W S R E L E A S E

CONTACT:
Gregory M. Dearlove
Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2002 Fourth Quarter and Annual Results

Billable Headcount Increases; Revenues and Earnings Meet Guidance

BUFFALO, N.Y. - February 10, 2003 - CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced its financial results for the 2002 fourth quarter and full year. The Company reported 2002 fourth quarter revenues of $63.6 million, compared with 2001 fourth quarter revenues of $72.2 million. CTG's net income for the 2002 fourth quarter was $0.1 million, or $0.01 per diluted share, compared with 2001 fourth quarter net income of $0.4 million, or $0.02 per diluted share.

For 2002, CTG reported revenues of $263.3 million, compared to revenues of $320.2 million in 2001. CTG's 2002 net income before the cumulative effect of change in accounting principle was $1.4 million, or $0.08 per diluted share, compared with a 2001 net loss of $2.2 million, or $0.13 per diluted share. The Company's net loss for 2002 was $35.7 million, or $2.11 per diluted share, including a $37.0 million non-cash charge for goodwill impairment. The goodwill impairment charge, effective at January 1, 2002, was related to CTG's required adoption of Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets."

"Before the effect of the change in accounting principle, CTG posted a profit in 2002, despite another difficult year for the technology sector and the broader economy. We also remain in a sound financial position, reducing CTG's long-term debt by almost half in 2002 to just under $8.5 million, while maintaining sufficient liquidity to fund our business," said James R. Boldt, CTG chairman and chief executive officer. "Our strategy of focusing on our core services and strengths while actively managing costs has proven to be an effective one for enduring this prolonged downturn in corporate IT spending and the general economy. We are encouraged by recent increased activity from our staffing offering, which supports the IT staffing needs of large companies in the U.S. Since mid last year, we signed two significant staffing contracts and have seen staffing demand increase in each of the last three quarters. In the 2002 fourth quarter, we again saw a 4 percent rise in billable headcount in our strategic staffing group, and our overall billable headcount was also up."

Mr. Boldt continued, "Health care IT is another major area of our business that showed increased strength in 2002. CTG's revenues from its health care IT practice were up almost 20 percent for the year, and we are seeing continued opportunity in the health care market on several fronts - the Health Insurance Portability and Accountability Act (HIPAA), application management outsourcing (AMO), and computerized physician order entry (CPOE) systems. Our HIPAA work to date has largely been compliance assessments, and we anticipate more extensive follow-on remediation work after the major software vendors issue their HIPAA-compliant packages for health care providers. We continue to have a significant pipeline of work in our AMO business that is approved and ready to proceed pending client action."

CTG also issued guidance for the first quarter of 2003. Based on current business and market conditions, CTG expects that its revenues for the first quarter of 2003 will range from $62 million to $64 million, and its earnings per share will approximate breakeven.

Mr. Boldt concluded, "Our guidance for the 2003 first quarter reflects approximately the same revenues sequentially, despite three fewer billing days in our current quarter. As such, we are actually looking for a sequential increase in our daily revenue run rate, which currently is about $1 million per billing day. The lower number of billing days in the first quarter of 2003, combined with severance associated with reducing the bench in Europe, is expected to limit this quarter's profitability to the breakeven level. We are feeling cautiously optimistic about our performance in 2003, as historically a turn in staffing demand has been a leading indicator of a recovery in our business. Additionally, the strength of our health care offering is a positive for CTG, given the current opportunity in this market, and there is good long-term growth potential for our AMO offering, as more companies look to reduce costs and focus on their core businesses by outsourcing IT services."

Backed by 37 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 2,800 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2001 Form 10-K and Management's Discussion and Analysis section of the Company's 2001 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on February 11, 2003 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-869-4362 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time February 11, 2003 and 1:00 PM Eastern Time February 12, 2003 by dialing 1-800-642-1687 and entering the conference ID number 7555785.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)
For the Quarter Ended		For the Year Ended
December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001

Revenue (a)	$63,566	$72,215	$263,276	$320,213
Direct costs (a)	46,35	51,049	190,736	228,461
Selling, general and administrative expenses (b)	16,802	20,036	68,518	91,338
Operating income	413	1,130	4,022	414
Other expense, net	(245)	(756)	(1,770)	(3,697)
Income (loss) before income taxes and cumulative effect of change in accounting principle	168	374	2,252	(3,283)
Provision (benefit) for income taxes	67	21	890	(1,081)
Net income (loss) before cumulative effect of change in accounting principle	101	353	1,362	(2,202)
Cumulative effect of change in accounting principle (c)	-	-	(37,038)	-
Net income (loss)	$101	$353	$(35,676)	$(2,202)
Basic net income (loss) per share:
Net income (loss) before cumulative effect of change in accounting principle	$.01	$.02	$0.08	$(0.13)
Cumulative effect of change in accounting principle (c)	-	-	(2.23)	-
Basic net income (loss) per share	$.01	$.02	$(2.15)	$(0.13)
Diluted net income (loss) per share:
Net income (loss) before cumulative effect of change in accounting principle	$.01	$.02	$0.08	$(0.13)
Cumulative effect of change in accounting principle (c)	-	-	(2.19)	-
Diluted net income (loss) per share	$.01	$.02	$(2.11)	$(0.13)
Weighted average shares outstanding:
Basic	16,601	16,493	16,567	16,435
Diluted	16,766	16,594	16,895	16,435

a. During the first quarter of 2002, based upon new interpretive guidance issued for the accounting for billable expenses, the Company began to record its billable expenses on a gross basis as both revenue and direct costs, rather than on a net basis. Such costs totaled $1.3 million and $1.7 million in the fourth quarter of 2002 and 2001, respectively, and $6.8 million and $8.1 million in 2002 and 2001, respectively. The 2001 revenue and direct costs balances have been adjusted by these amounts from that which was previously reported.

b. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which discontinued the practice of amortizing goodwill and indefinite-lived intangible assets. In the fourth quarter of 2001 and in the full year 2001, the Company recorded approximately $1.0 million and $4.0 million, respectively, of such amortization expense.

c. In conjunction with the adoption of SFAS No. 142 and based upon an independent appraisal, CTG recorded a pre-tax, non-cash loss for impairment of $37.0 million, or $2.23 per basic share and $2.19 per diluted share, in the 2002 year-to-date results. The impairment primarily relates to the goodwill that resulted from the acquisition in February 1999 of the health care information technology services provider Elumen Solutions, Inc.
COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	Dec. 31, 2002	Dec. 31, 2001		Dec. 31, 2002	Dec. 31, 2001
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 69	$ 3,362	Accounts payable	6,520	8,193
Accounts receivable, net	43,696	50,920	Accrued compensation	19,139	24,133
Other current assets	3,029	4,047	Other current liabilities	3,914	5,692
Total Current Assets	46,794	58,329	Total Current Liabilities	29,573	38,018
Property and equipment, net	11,129	13,082	Long-term debt	8,497	15,512
Other assets (a)	41,261	78,077	Other liabilities	8,744	9,331
			Shareholders' equity (a)	52,370	86,627
Total Assets	$ 99,184	$ 149,488	Total Liabilities and Shareholders' Equity	$ 99,184	$ 149,488

a. In conjunction with the adoption of SFAS No. 142 and based upon an independent appraisal, CTG recorded a pre-tax, non-cash loss for impairment of $37.0 million in the 2002 year-to-date results. The impairment primarily relates to the goodwill that resulted from the acquisition in February 1999 of the health care information technology services provider Elumen Solutions, Inc.

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.